UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 1, 2016 (March 31, 2016)

ANCESTRY.COM LLC
(Exact name of registrant as specified in its charter)

Delaware	333-189129-16	37-1708583
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

360 West 4800 North, Provo, UT	84604
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (801) 705-7000
Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the transactions described in Item 8.01 below, the Company will pay Mr. Howard Hochhauser, the Company’s Chief Financial Officer, a $5 million transaction bonus.

Item 8.01. Other Events.

    On March 31, 2016, each of Silver Lake Partners and GIC, a current investor in the Company's ultimate parent entity ("Parent"), signed a definitive agreement to acquire substantial equity stakes in Parent from existing equity holders at an enterprise value of approximately $2.6 billion (the “Investment”). Following the transaction, Silver Lake and GIC will hold equal minority ownership positions in Parent, while other current investors - the Permira funds, Spectrum Equity and Ancestry management, including President and Chief Executive Officer Tim Sullivan and Chief Financial and Chief Operating Officer Howard Hochhauser - will remain as meaningful equity investors in Parent and, along with GIC, will continue to own a majority of Parent.

In connection with, and contingent on the closing of the Investment, Parent intends to offer a liquidity opportunity to employees who own shares or vested options. Parent and certain affiliated entities will offer to purchase from such employees any or all vested shares or options at the same value per share as paid in the Investment. The closing of the employee tender offer is expected to be approximately simultaneous with, and will be conditioned upon, the closing of the Investment, though the expiration of the tender offer is expected to occur before the closing.

The information in this Item 8.01 shall not be treated as filed for purposes of the Securities Exchange Act of 1934, as amended.

This report does not constitute an offer to purchase or a solicitation of an offer to sell any securities. The employee tender offer will be made only by means of an offer to purchase.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANCESTRY.COM LLC
(Registrant)

Date: April 1, 2016	By:	/s/ William C. Stern
William C. Stern
Chief Legal Officer